                                                          EXHIBIT 11, FORM 10-Q
                                               COMMISSION FILE NUMBER 000-26572

                                   NHP INCORPORATED
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      FOR THE THREE MONTHS
                                                          ENDED MARCH 31,
                                                  ----------------------------
                                                       1997            1996
                                                  ------------    ------------

NET INCOME:
  Income from continuing operations               $     2,111     $     2,803
  Income from discontinued operations                     115             -
                                                  -----------     -----------
    Net income                                    $     2,226     $     2,803
                                                  ===========     ===========

ADJUSTMENTS TO COMMON SHARES OUTSTANDING:
  Average number of shares of common stock         12,632,597      12,264,675
  Primary adjustment:
    Assume exercise of options (treasury
     stock method)                                    258,064         297,884
                                                  -----------     -----------
    Total average number of common shares
     and equivalents used for primary
     computation                                   12,890,661      12,562,559
                                                  ===========     ===========

  Average number of shares of common stock         12,632,597      12,264,675
  Fully diluted adjustment:
    Assume exercise of options (treasury stock
     method)                                          397,028         317,406
                                                  -----------     -----------
    Total average number of common shares and
     equivalents used for fully diluted
     computation                                   13,029,625      12,582,081
                                                  ===========     ===========

INCOME PER COMMON SHARE:
  Net income per common share - primary:
    Income from continuing operations             $       .16     $       .22
    Income from discontinued operations                   .01             -
                                                  -----------     -----------
      Net income per common share - primary       $       .17     $       .22
                                                  ===========     ===========

  Net income per common share - fully diluted:
    Income from continuing operations             $       .16     $      .22
    Income from discontinued operations                   .01            -
                                                  -----------     -----------
      Net income per common share - fully
       diluted                                    $       .17     $       .22
                                                  ===========     ===========